Exhibit 99.1

Prothena Reports First Quarter 2015 Financial Results and Provides R&D Update

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Net cash used in operating activities was $14.7 million in the first quarter; net proceeds of $131.4 million raised through April 2015 public equity offering added to $279.9 million quarter-end cash position provide solid runway for continued advancement of multiple programs

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Reported positive results from a Phase 1 single ascending dose study of PRX002, a novel protein immunotherapy for Parkinson’s disease, demonstrating robust, rapid and dose-dependent mean reduction of free serum alpha-synuclein of up to 96% after single dose

DUBLIN, Ireland - May 5, 2015 - Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapy programs, today reported financial results for the first quarter ended March 31, 2015 and provided an update on its lead programs.

“During the first quarter, we reported positive Phase 1 data confirming that PRX002 was safe and well tolerated, and importantly, that a single dose of PRX002 resulted in robust, rapid and dose-dependent mean reduction of free serum alpha-synuclein of up to 96%. Reducing alpha-synuclein may translate into a delay or reversal of disease progression in patients with Parkinson's disease,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena. “Taken in combination with the Phase 1/2 results for NEOD001 that drove the initiation of The VITAL Amyloidosis Study, our global Phase 3 registrational trial, today we have a multi-product pipeline of potentially disease-modifying immunotherapies.”

Dr. Schenk continued, “Further, PRX003 is expected to enter the clinic in the first half of this year, and we believe we are exceptionally well capitalized for sustainable development growth and for becoming a commercial company in the years ahead.”

First Quarter 2015 and Recent Highlights

•	In March, reported positive results from the Phase 1 single ascending dose study for PRX002 in healthy volunteers

‑	PRX002 was safe and well tolerated at all doses, meeting the primary objective of the study

‑	PRX002 demonstrated favorable pharmacokinetic properties, supporting the current dosing frequency in the ongoing Phase 1 multiple ascending dose study in patients with Parkinson's disease

‑	Results showed that a single administration of PRX002 leads to a robust, rapid and dose-dependent mean reduction of free serum alpha-synuclein levels of up to 96% (p<0.00001)

•	In April, raised aggregate net proceeds of $131.4 million through the issuance of 3,795,000 ordinary shares

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In May, announced an agreement with The Michael J. Fox Foundation for Parkinson’s Research to accelerate the discovery and development of novel biomarkers for Parkinson’s disease that facilitate therapeutic approaches targeting alpha-synuclein, including PRX002

Upcoming Research and Development Pipeline Milestones

Prothena's research and development pipeline includes three lead protein immunotherapy programs.

NEOD001 is a monoclonal antibody for the potential treatment of AL amyloidosis:

•	Enrolling patients with AL amyloidosis and cardiac dysfunction in The VITAL Amyloidosis Study, a global Phase 3 registrational trial

•	Expect additional data from the Phase 1/2 study in patients with AL amyloidosis and persistent organ dysfunction to be shared at least once annually at a medical conference

PRX002 is a monoclonal antibody for the potential treatment of Parkinson's disease and other related synucleinopathies, and is the primary focus of Prothena's worldwide collaboration with Roche:

•	Expect to share further details on positive results from Phase 1 single ascending dose study at a medical conference in 2015

•	Expect topline data from Phase 1 multiple ascending dose study in patients with Parkinson’s disease in the first half of 2016

PRX003 is a monoclonal antibody for the potential treatment of psoriasis and other inflammatory diseases:

•	Expect to initiate Phase 1 single ascending dose trial in healthy volunteers in the second quarter of 2015

•	Expect to initiate Phase 1 multiple ascending dose study in patients with psoriasis in 2016

First Quarter 2015 Financial Results and Guidance

Prothena reported a net loss of $15.2 million for the first quarter of 2015 as compared to net income of $17.9 million for the first quarter of 2014. Net loss per share was $0.55 for the first quarter of 2015 as compared to net income per share of $0.78 on a fully diluted basis for the first quarter of 2014.

Prothena reported total revenue of $0.6 million for the first quarter of 2015 as compared to total revenue of $32.2 million for the first quarter of 2014. The decrease was primarily due to $32.1 million in collaboration revenue recognized in relation to the PRX002 collaboration with Roche in the first quarter of 2014 compared to $0.6 million in collaboration revenue recognized in the first quarter of 2015.

Research and development (R&D) expenses totaled $10.6 million for the first quarter of 2015 as compared to $9.3 million for the first quarter of 2014. The increase in R&D expenses was primarily due to increased external expenses related to clinical trials, and higher personnel costs offset by lower external product manufacturing expenses and higher net expense reimbursements from Roche. R&D expenses included non-cash share-based compensation expense of $0.8 million for the first quarter of 2015 as compared to $0.5 million for the first quarter of 2014.

General and administrative (G&A) expenses totaled $5.0 million for the first quarter of 2015 as compared to $4.9 million for first quarter of 2014. The increase in G&A expenses was primarily due to increases in personnel costs. G&A expenses included non-cash share-based compensation expense of $0.9 million in both the first quarter of 2015 and the first quarter of 2014.

Total non-cash share-based compensation expense was $1.7 million for the first quarter of 2015 as compared to $1.3 million for the first quarter of 2014.

As of March 31, 2015, Prothena had $279.9 million in cash and cash equivalents and no outstanding debt. In April 2015, Prothena raised net proceeds of $131.4 million through a public offering of 3.8 million ordinary shares. After completion of that offering and as of April 24, 2015, Prothena had 31.3 million ordinary shares outstanding.

The Company expects the full year 2015 net cash burn from operating and investing activities to be $66 to $72 million, ending the year with approximately $356 million in cash (mid-point). The estimated full year 2015 net cash burn from operating and investing activities is primarily driven by an estimated net loss of $77 to $83 million, which includes an estimated $9 million of non-cash share-based compensation expense.

Upcoming Investor Conferences

Members of the senior management team will present and participate in investor meetings at the following upcoming investor conferences:

•	Credit Suisse’s Antibody Day on Wednesday, May 6, 2015 at 12:05 p.m. EDT in New York, NY

•	Bank of America Merrill Lynch 2015 Health Care Conference on Wednesday, May 13, 2015 at 1:40 p.m. PDT at Encore at the Wynn in Las Vegas, NV

•	UBS 2015 Global Healthcare Conference on Monday, May 18, 2015 at 10:00 a.m. EDT at Sheraton Times Square Hotel in New York, NY

Live webcasts of the above presentations can be accessed through the investor relations section of the Company's website at www.prothena.com. Following the live presentations, replays of the webcasts will be available on the Company's website for 90 days following the presentation date.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapy programs for the potential treatment of diseases that involve amyloid or cell adhesion. The Company is developing antibody-based product candidates that target a number of potential indications including AL amyloidosis (NEOD001), Parkinson's disease and other related synucleinopathies (PRX002), and psoriasis and other inflammatory diseases (PRX003).

For more information, please visit the Company's web site at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the ability of our cash position to fund continued advancement of our program and becoming a commercial company; the potential for PRX002 to impact Parkinson’s disease progression; the potential for our programs to be disease-modifying; the enrollment for our VITAL Amyloidosis Study for NEOD001; the timing of reporting additional data from our ongoing Phase 1/2 study for NEOD001; the timing of reporting further data from our Phase 1 single ascending dose study and initial data from our Phase 1 multiple ascending dose study for PRX002; the timing of initiating our Phase 1 single ascending dose and multiple ascending dose studies for PRX003; our anticipated net cash burn from operating and investing activities for 2015 and expected cash balance at the end of 2015; and our estimated net loss and non-cash share-based compensation expense for 2015. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2015 and our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended March 31,
	2015	2014
Collaboration revenue	$593	$32,096
Revenue—related party	—	138
Total revenue	593	32,234
Operating expenses:
Research and development	10,573	9,342
General and administrative	5,049	4,873
Total operating expenses	15,622	14,215
Income (loss) from operations	(15,029)	18,019
Other income (expense), net	93	(16)
Income (loss) before income taxes	(14,936)	18,003
Provision for income taxes	266	151
Net income (loss)	$(15,202)	$17,852
Net income (loss) per share attributable to holders of ordinary shares
Basic	$(0.55)	$0.82
Diluted	$(0.55)	$0.78
Shares used to compute net income (loss) per share attributable to holders of ordinary shares
Basic	27,401	21,884
Diluted	27,401	22,942

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$279,857	$293,579
Receivable from Roche	1,357	1,729
Receivable from related party	30	30
Deferred tax assets	163	167
Prepaid expenses and other current assets	3,012	3,770
Total current assets	284,419	299,275
Non-current assets:
Property and equipment, net	2,956	3,121
Deferred tax assets, non-current	2,093	1,720
Other assets	117	—
Total non-current assets	5,166	4,841
Total assets	$289,585	$304,116
Liabilities and Shareholders’ Equity
Accrued research and development	3,662	2,285
Other current liabilities	5,882	9,754
Total current liabilities	9,544	12,039
Non-current liabilities	2,615	2,188
Total liabilities	12,159	14,227
Total shareholders’ equity	277,426	289,889
Total liabilities and shareholders’ equity	$289,585	$304,116

Contact
Investors: Tran Nguyen, CFO
650-837-8535, IR@prothena.com

Media: Angela Bitting
925-202-6211, angela.bitting@prothena.com